Exhibit 99.1

Energy Recovery Announces Appointment of

Joel Gay as Chief Executive Officer

Experienced Industrial Executive has Led Execution of

Company’s Strategic Plan Throughout 2015

SAN LEANDRO, Calif.—April 24, 2015—Energy Recovery Inc. (NASDAQ:ERII), the leader in pressure energy technology for industrial fluid flows, today announced that it has appointed Mr. Joel Gay as Chief Executive Officer and as a member of its Board of Directors, effective immediately. Mr. Gay previously served as the Company’s Chief Financial Officer and joined Energy Recovery in 2012.

Mr. Gay brings substantial experience in leading multiple corporate disciplines in global small-cap and large-cap companies. He has been overseeing and directing the day-to-day affairs of Energy Recovery with direct oversight from the Board of Directors since the announcement of the Company’s Chief Executive Officer transition. The appointment is part of Energy Recovery’s continued focus on maintaining a disciplined approach to targeting its select markets within the oil & gas, chemical processing, and sea water reverse osmosis seawater desalination industries.

Mr. Hans Peter Michelet, Chairman of the Board of Directors, stated, “We are very pleased to have Joel continue his leadership role as CEO. As we continue to refine our go-to-market strategy, we understand that Energy Recovery is not simply a supplier or services provider to various industrial markets. Energy Recovery is synonymous with innovation, and we will leverage our core expertise to take advantage of appropriate variations in our business model, including licensing. We conducted a comprehensive search for the Company’s next leader and concluded that Joel is the right individual with the right experience, vision and acumen.”

Mr. Michelet continued, “During the transition period, Joel has successfully led the Company and created stability. He has implemented a number of key operating and strategic initiatives, including rationalizing our cost structure and re-focusing the Company’s sales strategy. Importantly, Joel has led the development and process behind Energy Recovery’s paradigm-shifting technology—the VorTeq™. For the last year and a half, he has directly managed and led the VorTeq initiative, including the execution of our strategic alliance with Liberty Oilfield Services. In fact, his involvement extends to the creation of intellectual property as he is identified as an inventor in several VorTeq patent applications. Our Board of Directors and management are aligned in our vision and plan for execution. We are confident that Joel is the best person to lead the Company in this next phase of its development. We believe that our current management team will execute on these re-focused strategic initiatives, which also include market expansion into the oil and gas industry and a continued strengthening of Energy Recovery’s leading position in reverse osmosis sea water desalination.”

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April 24, 2015

Mr. Ole Peter Lorentzen, the Company’s largest shareholder and a member of the Board of Directors, added, “Joel’s appointment as Chief Executive Officer is the right decision. Ludvig Lorentzen AS has significantly invested in Energy Recovery, and we feel Joel is the right individual to lead us through our new initiatives, expand our technology portfolio and markets, and increase long-term shareholder value. ”

Mr. Gay stated, “I look forward to continuing my work with the talented team here at Energy Recovery as we move forward with our strategic market expansion and product commercialization. We have made some significant and necessary changes to our operating structure since the beginning of 2015, which, I believe, will enable the Company to better capitalize and execute on its business opportunities. From the successful launch of the VorTeq solution to the re-focusing of our strategic execution, our executive team is fully committed to creating long-term shareholder value. I also will provide shareholders with an accurate depiction of the progress Energy Recovery is making in the various markets we are pursuing and intend to provide them with regular and meaningful updates going forward. I very much appreciate the Board’s support over the past few months, their vote of confidence through my appointment as Chief Executive Officer, and am optimistic about the road ahead.”

Mr. Gay has served as Energy Recovery’s Chief Financial Officer since June 2014. He joined Energy Recovery in January 2012 and has held several positions at the Company. Prior to this, Mr. Gay held various roles at the Aegion Corporation (NASDAQ:AEGN), most notably as the CFO of its largest division (North America). Mr. Gay has also held several positions within the Service Master Corporation and began his career in entrepreneurial finance.

Mr. Gay also serves on the board of GDG Constructors as an Executive Director and Chair of the Audit Committee. Mr. Gay holds an MBA from the University of Chicago’s Booth School of Business and a B.A. from St. Thomas University.

Company to Conduct Search for Chief Financial Officer

The Company’s Board of Directors will conduct a search for a new Chief Financial Officer to replace Mr. Gay in the coming weeks and will keep investors apprised of its progress.

About Energy Recovery

Energy Recovery (NASDAQ:ERII) develops award-winning solutions to improve productivity, profitability, and energy efficiency within the oil & gas, chemical, and water industries. Our products simplify complex systems and protect vulnerable equipment. By recycling fluid pressure that would otherwise be lost in critical processes, we save clients more than $1.4 billion (USD) annually. Headquartered in the San Francisco Bay Area, Energy Recovery has offices in Shanghai and Dubai.

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April 24, 2015

Forward-Looking Statements

This press release contains forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Statements about future expectations about technology introduction and adoption, as well as shareholder value are forward-looking and involve risks and uncertainties. Energy Recovery disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Contact:

Alex Dolan

adolan@energyrecovery.com

+1.510.746.2574

Investor Contact:

The Equity Group Inc.

Adam Prior

aprior@equityny.com

+1.212.836.9606

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